Exhibit 2.3

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”), dated as of September 29, 2006, is made by FPIC INSURANCE GROUP, INC., a Florida corporation (the “Seller”) in favor of AJB VENTURES INC., a New York corporation, (the “Buyer”), AFP and PMA (collectively, the “Companies”). The Companies, the Buyer and the Seller are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

Seller and Buyer are, contemporaneously with the execution of this Agreement, entering into a Securities Purchase Agreement, dated September 29, 2006 (the “Purchase Agreement”), whereby the Buyer is acquiring (i) all of the issued and outstanding shares of capital stock of Administrators for the Professions, Inc., a New York corporation (“AFP”), and Seller’s 80% membership interest in Professional Medical Administrators, LLC, a New York limited liability company (“PMA”) for the consideration set forth in the Purchase Agreement (the “Transaction”).

The Seller, as a direct equity holder of the Companies, will receive significant cash proceeds and other valuable consideration as a result of the Transaction. The Seller recognizes the Buyer’s interest, as a purchaser of the Companies’ equity interests, in protecting, among other things, the Companies’ and their respective subsidiaries’ and affiliated entities’ substantial relationships with their employees and clients, and the goodwill associated with their ongoing business.

Accordingly, the Parties are executing and delivering this Agreement contemporaneously with, and as a condition to, the consummation of the Transaction.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Buyer and the Seller for themselves and their respective successors and assigns, and intending to be legally bound, hereby agree as follows:

1.  Definitions. As used in this Agreement, the following terms shall have the following respective meanings.

             (a)  “Client” means any Person (other than an individual and other than an entity comprising a physicians’ group practice) to which any of the Companies is providing services or has signed an agreement to provide services at the time of the Transaction.

             (b)  “Companies” means each of AFP and PMA and their respective subsidiaries or affiliated entities (each shall individually be deemed a “Company”).

             (c)  “Confidential Information” means any and all confidential and proprietary information pertaining, in the case of the Companies, to either Company or any Person controlled by any of the Companies, or, in the case of Seller, to Seller or any Person controlled by Seller, as applicable, such as proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, other forms of business information, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law.

             (d)  “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, (including, without limitation, the ownership of 40% or more of the voting securities of the Person), by contract, as trustee or executor or otherwise.

             (e)  “Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, estate, trust, unincorporated organization, governmental entity or authority (including, without limitation, any municipal, county or state entity, board, authority, agency or similar organization), or any other entity or organization.

              (f)  “Restricted Period” has the meaning ascribed to such term in Section 2 of this Agreement.

2.  Non-Competition. The Seller agrees that, for a period of two (2) years from and after the date of this Agreement (the “Restricted Period), the Seller shall not, anywhere within the State of New York or the Commonwealth of Pennsylvania, directly, or indirectly through a Person controlled by the Seller, engage, conduct or participate in any business that competes with, or has offered or offers services substantially similar to, the Companies’ businesses of acting as attorney-in-fact for and/or managing the business of reciprocal insurers, or the Companies’ potential business of managing medical malpractice claims for self-insured entities.

3.  Non-Solicitation of Employees. The Seller agrees that, during the Restricted Period, the Seller shall not directly, or indirectly through a Person controlled by the Seller, (i) solicit, nor assist, participate in or promote the solicitation of, any individual who was employed by any of the Companies at the time of the Transaction to cease such employment, or (ii) on behalf of itself or any other Person, hire, employ, engage or affiliate with or pay any fees or commissions to, any individual who was employed by any of the Companies at the time of the Transaction, or enter into any agreement to do any of the things proscribed by this clause (ii), or (iii) assist, participate in or promote any of the activities proscribed by this Section 3.

4.  Non-Solicitation of Clients. The Seller agrees that, during the Restricted Period, the Seller shall not directly, or indirectly through a Person controlled by the Seller, solicit, divert or take away, or assist in or attempt to solicit, divert or take away, the business or patronage of any Client.

5.  Confidentiality.

             (a)  The Parties acknowledge that the Confidential Information has been and will continue to be of central importance to the business of the Companies and Persons controlled by the Companies, on the one hand, and of the Seller and Persons that continue to be controlled by the Seller, on the other hand, and that disclosure of it to or its use by others could cause substantial loss to the Companies or to the Seller, as the case may be. The Seller therefore agrees with respect to the Confidential Information of the Companies and any Person controlled by any of the Companies, and the Buyer and the Companies therefore agree with respect to the Confidential Information of the Seller and Persons controlled by Seller, that at no time during the Restricted Period, shall it use or disclose such Confidential Information to any Person, for any reason or purpose, except as the disclosing Party believes in good faith is required by law (subject where relevant to the provisions of paragraph (c) below.

             (b)  The obligations contained in Section 5(a) shall not apply to any information that has become publicly known and made generally available through no wrongful act of the relevant Party or of others who were under confidentiality obligations as to the item or items involved.

             (c)  In the event that a Party becomes legally obligated (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any of the other Parties’ Confidential Information, such obligated Party agrees to provide such other Party with prompt written notice of such requirement so that such other Party may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained, such obligated Party understands that it shall be permitted to furnish, and such obligated Party agrees to furnish only, that portion of Confidential Information that is required pursuant to the legal process, and (at such other Party’s expense) to exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

6.  Equitable Remedies.

             (a)  The Buyer and the Seller confirm that the restrictions contained in this Agreement are, in view of the nature of the business of the Companies, reasonable and necessary to protect the legitimate interests of the Companies and that any violation of any provisions in this Agreement will result in irreparable injury to the Companies. Therefore, the Seller hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of this Agreement by the Seller, the Companies’ respective remedies at law will be inadequate and, in any such event, the Companies, as appropriate, shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction.

             (b)  It is the desire and intent of the Buyer and the Seller that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if any provision of this Agreement shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Agreement shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

7.  Miscellaneous.

              7.1  Governing Law. This Agreement shall be interpreted and enforced pursuant to the laws of the State of New York, without giving any effect to the conflict of laws, rules or principles of New York or any other jurisdiction.

              7.2  Waiver of Jury Trial.

              (a)  The Buyer and the Seller each hereby waive the right to trial by jury in all proceedings commenced with respect to any disputes, claims or controversies arising out of or in connection with this Agreement.

             (b)  THE SELLER HAS READ AND UNDERSTANDS THIS SECTION 6.2 WHICH DISCUSSES THE WAIVER OF THE SELLER’S RIGHT TO A JURY TRIAL. THE SELLER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE SELLER IS WAIVING ITS RIGHT TO A JURY TRIAL IN ALL DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO ANY ASPECT OF THIS AGREEMENT.

             7.3  Amendments. This Agreement may not be changed, amended or modified orally. This Agreement may be changed, amended or modified only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, amendment, modification or discharge may be sought.

             7.4  Assignment. This Agreement shall not be assignable by either the Seller or the Buyer, except by the Buyer to a successor in interest.

             7.5  Waiver. Failure or delay on the part of any Party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by one Party of a breach of any promise by another Party contained herein shall not operate as or be construed to constitute a waiver of any subsequent breach of such promise by such other Party.

             7.6  Headings. The headings of the sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

             7.7  No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

             7.8  Counterparts. This Agreement may be executed in one (1) or more counterparts, none of which need contain the signature of more than one Party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

             7.9  Acknowledgement. The Seller represents that it has read and fully understands the terms of this Agreement and that it has signed it voluntarily. The Seller acknowledges that the Companies may suffer irreparable harm if the Seller breaches this Agreement and may, in addition to other remedies, obtain an injunction to prevent a breach or further breach of this Agreement. The Seller has been given a reasonable opportunity to review this Agreement and consult with the attorney or other personal counsel of the Seller’s choosing. The Seller acknowledges that this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and this Agreement, supersedes any and all prior or contemporaneous written or oral agreements, representations, or any other documents or understandings.

[signature pages follow]

IN WITNESS WHEREOF, Seller has executed this Non-Competition Agreement on the day and year first set forth below.

SELLER:

FPIC INSURANCE GROUP, INC.

By:	/s/ Charles Divita, III

Name:	Charles Divita, III

Title:	Chief Financial Officer

Dated:	September 29, 2006